Filed pursuant to Rule 433

Registration Statement No. 333-148982

The article below is being published in the Jerusalem Post - Christian Edition, June 2008

BACKGROUND
Zion Oil & Gas, formed by John Brown, a man of deep Christian faith, is listed on the American Stock Exchange, and explores for oil & gas on two exploration licenses covering approximately 162,000 acres between Tel Aviv and Haifa, in Israel.

FAITH & SCIENCE
In the beginning, Zion operated on faith alone, but today it is also based on hard science.

Zion's team is developing four leads and one prospect in the license areas and, based on these studies, we believe that there are prospective hydrocarbon-bearing intervals at depths between 12,500 and 18,000 feet and that there may be approximately 20,000 productive acres.

In 2005, Zion drilled the Ma'anit #1 well in the Joseph license area, and shows of hydrocarbons were recorded from 12,000 feet to 15,500 feet, but due to mechanical problems the well was abandoned in June 2007.

THE FUTURE
However, a tremendous amount was learned and the company now plans to re-enter the same wellbore and 'sidetrack' (i.e. drill directionally) to a depth of 18,040 feet (in the Permian section of the Paleozoic Age).

NEW PUBLIC OFFERING
Zion has licenses, scientific data, technology, qualified, experienced and honest people. But oil and gas exploration costs money, so we need investors. In the event of success, the investors' reward may be great, not only financially but also in the knowledge of being part of something truly biblical and prophetic.

Zion's underwriter is now accepting subscriptions at $10 per unit. Each unit will consist of one share of Zion stock + one warrant. The warrant will allow you to buy another share at a fixed price of $7 until January 31, 2012, irrespective of the price on the stock market.
So a $10 subscription will buy one share of Zion stock plus the right (but not the obligation) to buy one more share at a fixed price of $7 at any time from late 2008 until January 31, 2012).
The minimum subscription is 100 units or $1,000.
The full details are set out in the Prospectus which is available to download and review on our website www.zionoil.com at 'Investor Relations'.
If you would prefer a hard copy, call: 1-888-TX1-ZION or 1-888-891-9466 or email: ashley@zionoil.com
We need and value your support. Shalom from Israel.

NOTICE
These communications shall not constitute an offer to sell or the solicitation of an offer to buy units of Zion's securities, which may only be by prospectus, nor shall there be any sale of the units in any state or country in which such offer, solicitation or sale would be unlawful prior to the registration, qualification or exemption under the securities laws of any such state or country.

FORWARD LOOKING STATEMENTS: Statements in these communications that are not historical fact, including statements regarding the closing of the offering, the timing and results thereof, Zion's planned operations including drilling plans, potential results thereof and potential effects of those results on the market for Zion's securities and returns on investments in those securities, are forward-looking statements as defined in the 'Safe Harbor' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's Prospectus and its periodic reports filed with the SEC, and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct, and assumes no responsibility to update these statements.

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free
1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc